                                                                   EXHIBIT 10.17
                            THIRD AMENDMENT TO LEASE

         THIS THIRD AMENDMENT TO LEASE ("Third Amendment") is made as of January 22, 2002, by and between AMERICAN OSTEOPATHIC ASSOCIATION, an Illinois not-for-profit corporation ("Landlord") and BROADVIEW MEDIA, INC., formerly known as NORTHWEST TELEPRODUCTIONS/CHICAGO, INC., a Minnesota corporations ("Tenant").

RECITALS:

         A. Landlord and Tenant executed that certain Lease dated January 31, 1994, as amended by that certain First Amendment to Lease dated July, 1996, and that certain Second Amendment to Lease dated April 2, 1998 (the "Lease") for 7, 510 square feet of space (the "Current Premises") located on the third floor of that certain office building situated in Chicago, Illinois, and commonly known as 142 East Ontario Street (the "Building").

         B. Landlord and Tenant wish to amend the Lease to delete the third floor from the lease, substitute the twelfth floor and extend the Term.

         NOW, THERFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree to amend the lease as follows.

         1. INCORPORATION OF RECITAL. The foregoing Recitals and all exhibits to this Third Amendment, by this reference, are incorporated herein as if the same had been set forth in this Third Amendment.

         2. SECOND SUBSTITUTE PREMISES. Landlord and Tenant have agreed that in place of the Current Premises Tenant will lease the 7,510 rentable square feet on the twelfth floor (the "Second Substitute Premises") as shown on Exhibit A attached hereto. Landlord will deliver possession of the Second Substitute Premises to Tenant in order for Tenant to perform improvements in the Second Substitute Premises. During the period commencing with the delivery of the Second Substitute Premises and ending on the Second Substitute Premises Commencement Date, the term "Premises" shall mean the Current Premises and the Second Substitute Premises unless the context requires otherwise (for example, Tenant will be required to insure its operations in both spaces but will be required to pay Rent during this period on the equivalent of only one space.) As of the earlier of the date Tenant opens for business in the Second Substitute Premises or June 1, 2002 (the "Second Substitute Premises Commencement Date), Tenants rights and obligations with respect to the third floor will cease in the same manner as if that date had been originally fixed in the Lease for the expiration of the Term with respect to the third floor. (Thus, Tenant shall only be required to pay Rent on both the Current Premises and the Second Substitute Premises if Tenant holds over in the Current Premises beyond the Second Substitute Premises Commencement Date). Tenant agrees to vacate the third floor and deliver possession thereof to Landlord by the Second Substitute Premises Commencement Date. In addition, Tenant shall remove the items listed on Exhibit F and the audio room windows and doors from the Current Premises by the Second Substitute Premises Commencement Date, such removal to be in compliance with Tenant's obligations under article 16. Tenant shall pay to Landlord all Rent and other charges as specified in the Lease as amended hereby through the Second Substitute Premises Commencement Date, for the third floor in accordance with the terms of the Lease as if that date had been originally fixed in the Lease for the expiration of the Term with respect to the third floor. Therefore, as of the Second Substitute Premises Commencement Date, and with respect to periods thereafter, the term "Premises" shall mean the Second Substitute Premises unless the context requires otherwise. Notwithstanding the above, Landlord acknowledges that the items listed on Exhibit F and the audio room windows and doors are the property of Tenant and may be reinstalled in the Second Substitute Premises, and, if Tenant does so, such items may be removed by Tenant at the expiration of the Extension Term (as hereinafter defined), subject to Tenant's obligations under Article 16.

         3. CONDITION OF SECOND SUBSTITUTE PREMISES. Tenant acknowledges and agrees that the Second Substitute Premises are being leased in their "AS-IS" condition without representation or warranty by Landlord or any other party, and Landlord has no obligation to make any alterations, improvement or repairs to the Premises or to provide Tenant with and allowance in connection therewith Premises except that Landlord will make available an allowance of $25.00 per square foot in the Second Substitute Premises to improve the Second Substitute Premises (the "Allowance"). All work in the Second Substitute Premises shall be done in accordance with the terms of the Lease with respect to the construction of alterations, including the requirement of Landlord's prior approval of plans. The Allowance shall be disbursed to Tenant's contractor upon receipt of final lien waivers and other evidence of lien-free completion in accordance with approval plans as Landlord shall reasonably determine. A portion of the Allowance not to exceed $3.00 per square foot in the Second Substitute Premises may be used to reimburse Tenant for moving costs and will be disbursed to Tenant upon receipt of final paid bills. In addition, Tenant may request that Landlord increase the Allowance up to an additional $6.00 per square foot in the Second Substitute Premises. If Tenant so requests, the amount so advanced by Landlord in excess of the Allowance (the "additional Improvement Allowance") shall be recovered by Landlord by calculating the monthly amount necessary to amortize the Additional Improvement Allowance over the balance of the Extension Term commencing June 1, 2002 [i.e., ten (10) years] with interest at ten percent (10%) per annum and such amount shall be added to and become part of the Base Rent for the Second Substitute Premises. Promptly following the Commencement Date, Tenant and Landlord will execute and deliver an amendment to the Lease setting forth the adjusted Base Rent for the Premises.

         4. EXTENSION OF TERM. The Term shall be extended from the current Termination Date of April 30, 2002, until May 31, 2012 (the "Extension Term").

         5. BASE RENT. Base Rent with respect to the Second Substitute Premises for the Extension Term shall be payable by Tenant to Landlord in monthly installments, in advance, for the time periods and in the amounts set forth below:


        Time Period         Annual Base Rent           Monthly Installment
        -----------         ----------------           -------------------

        5/1/02-5/31/03      $187,750.00                $15,645.83
        6/1/03-5/31/04      $193,382.50                $16,115.21
        6/1/04-5/31/05      $199,183.97                $16,598.66
        6/1/05-5/31/06      $205,159.48                $17,096.62
        6/1/06-5/31/07      $211,314.26                $17,609.52
        6/1/07-5/31/08      $217,653.68                $18,137.81
        6/1/08-5/31/09      $224,183.29                $18,681.94
        6/1/09-5/31/10      $230,908.78                $19,242.40
        6/1/10-5/31/11      $237,836.04                $19,819.67
        6/1/11-5/31/12      $244,971.12                $20,414.26

The Base Rent may be increased to reflect Tenant's election to use the Additional Improvement Allowance as provided in paragraph 3 above. In addition, Tenant shall pay Rent Adjustments and Rent Adjustments Deposits pursuant to the Lease.

         6. PROPORTIONATE SHARE. Tenant's Proportionate Expense Share shall remain 5.6627% and Tenant's Proportionate Tax Share shall remain 7.8993%, subject to adjustment as provided in the Lease, except that from and after the Second Substitute Premises Commencement Date, the Expense Stop shall be actual 2002 Operating Expenses (computed on a rentable square foot basis) and the Tax Shop shall be actual 2002 taxes (computed on a non-exempt square foot basis)

         7. SECURITY DEPOSIT. Concurrently with the execution of this Third Amendment, Tenant shall deposit with Landlord the sum of $31,291.66 as the Security Deposit. On June 1 of each year during the Term, Tenant shall deposit with Landlord the amount needed to increase the Security Deposit to the product of two (2) times the sum of (a) the monthly Installment of Base Rent plus for the ensuing month (b) the estimated Expense Adjustment Amount for the ensuing month, and (c) the estimated Tax Adjustment Amount for the ensuing month.
Article 25 if the Lease is hereby deleted in its entirety and replaced and replaced with the following:

                         "ARTICLE 25 - SECURITY DEPOSIT

                  Tenant has deposited with Landlord the Security Deposit as security for the prompt, full and faithful performance by Tenant of each and every provision of this Lease and of all obligations of Tenant hereunder.

                  A. USE. If Tenant fails to perform any of its obligations hereunder, Landlord may use, apply or retain the whole or any part of the Security Deposit for the payment of (i) and Rent or other sums of money which Tenant may not have paid when due. (ii) any sum expended by Landlord on Tenant's behalf in accordance with the provisions of the Lease, ad/or (iii) any sum which Landlord may expend or be required to expend by reason of Tenants default, including, without limitation, any damage or deficiency in or from the reletting of the Premises as provided in Article 22. The use, thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by law (it being intended that Landlord shall not first be required to proceed against the Security Deposit) and shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. If any portion of the Security Deposit is used, applied or retained by Landlord for the purposes set forth above, Tenant agrees, within ten (10) days after the written demand therefore made by Landlord, to deposit cash with the Landlord in an amount sufficient to restore the Security Deposit to its original amount.

                  B. RETURN. If Tenant shall fully and faithfully comply with all of the provisions of this Lease, the Security Deposit, or any balance thereof, shall be returned to Tenant without interest after the expiration of the Term or upon any later date after which Tenant has vacated the Premises. In the absence of evidence satisfactory to Landlord if any permitted assignment of the right to receive the Security Deposit, or of the remaining balance thereof, Landlord may return the same to the original Tenant, regardless of one or more of the assignments of Tenants interest in this Lease or the Security Deposit. In such event, upon the return of the Security Deposit, or the remaining balance thereof to the original Tenant, Landlord shall be completely relieved.

                  C. TRANSFER. Tenant acknowledges that Landlord has the right to transfer or mortgage its interest in the Land and the Building and in this Lease and Tenant agrees that in the event of any such transfer or mortgage, Landlord shall have the right to transfer or assign the

         Security Deposit to such transferee or mortgagee. Upon such transfer or assignment, Landlord shall thereby be released by Tenant from all liability or obligation for the return of such Security Deposit and Tenant shall look solely to such transferee or mortgagee for the return of the Security Deposit."

         8. CHILLED WATER. Tenant has requested that Landlord supply approximately fifteen (15) ton of chilled water to the supplement air conditioning units which Tenant wishes to install to service the Second Substitute Premises. A riser with a vertical chilled water line is available for tap in on the twelfth floor. Connections to the chiller water rise shall be made pursuant to plans approved by Landlord and by a contractor reasonably acceptable to Landlord at Tenant's expense. Tenant agrees to pay monthly with the each Monthly Installment of Base Rent a fee equal to Five Dollars ($5.00) per ton of chilled water and Landlord will supply for Tenant's use approximately use approximately fifteen (15) ton of chilled water. In addition, Tenant shall comply with Landlord's rules and regulations with respect to the use of such water chiller. Tenant acknowledges that Landlord shall not be liable if the water chiller does not function as designed and that the provisions of Paragraph 6(D) of the Lease (Interruptions of Service) shall apply to the provision of chilled water service.

         9. RIDER 3. Rider 3 of the Lease is hereby deleted in its entirety and replaced with Rider 3 attached hereto.

         10.      RIDER 7. Rider 7 attached hereto is hereby added to the Lease.

         11.      RIDER 8. Rider 7 attached hereto is hereby added to the Lease.

         12. BROKERS. Landlord and Tenant each represent and warrant to the other that it has not dealt with any brokers in connection with this Third Amendment other than Julien J. Studley, Inc. and The John Black Company, whose commission shall be paid by Landlord. Landlord and Tenant each agrees to defend, indemnify and hold the other harmless from and against any and all claims by any other broker for fees, commissions or other compensation to the extent such broker alleges to have been retained by the indemnifying party in connection with the execution of this Third Amendment. The provisions of this Section 13 shall survive the expiration or termination of the Lease.

         13. SEVERABILITY. If any provision of this Third Amendment or the application thereof to any person or circumstance is or shall be deemed illegal, invalid or unenforceable, the remaining provisions hereof shall remain in full force and effect and this Third Amendment shall be interpreted as if such illegal, invalid or unenforceable provision did not exist herein.

         14.      MISCELLANEOUS.

         (a) Except to the extent stated or modified herein, all other term and conditions of the Lease shall remain and continue in full force and effect as originally written and shall apply to this Third Amendment as if set forth in their entirety herein.

         (b) Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Lease.

         (c) Time is of the essence of this Third Amendment and each provision hereof.

         (d) This Third Amendment may be executed in counterparts, each of which shall be deemed to be an original and all of which shall together constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by their duly authorized representatives, effective as of the date hereinabove written.

LANDLORD:                                       TENANT:
AMERICAN OSTEOPATHIC                            BROADVIEW MEDIA, INC., a
ASSOCIATION, an Illinois not-for-profit         Minnesota corporation
corporation

By: ______________________                      By: _______________________
Name:_____________________                      Name:______________________
Title:____________________                      Title:_____________________
Date:_____________, 2002                        Date:_____________, 2002

                     EXHIBIT A - SECOND SUBSTITUTE PREMISES

                                   (FLOORPLAN)

                           RIDER 3 - EXTENSION OPTION

         Subject to the conditions set forth in paragraph 3 below, the Term of this Lease may be extended, at the option of Tenant, for one addition of five
(5) (the "Renewal Term"). The Renewal Term shall be upon the same terms, covenants and conditions contained in this Lease, excluding the provisions modified hereby, and any reference in the Lease to the "Term" of the Lease shall be deemed to include the Renewal Term and apply thereto, unless it is expressly provided otherwise. Tenant shall have no extension option beyond the aforesaid option. Any termination of this Lease during the Term of this Lease shall terminate all rights under this Rider 3.

         1. The Base Rent during the Renewal Term for any space then constituting a portion of the Premises shall be at a rate equal to the then prevailing market rate (including (i) market concessions, if any, such as rent abatement, and (ii) Tenant;s obligation to pay its Proportionate Share of Opening Expenses and Taxes) for fuly credit worthy tenants for comparably built-out space in the Building and other first class office buildings in the vicinity of the Building as reasonably determined by Landlord.

         2. Such option to extend shall be exercised by Tenant delivering an initial nonbonding written notice to Landlord not less than twelve (12) full calendar months prior to the expiration of the initial Term of this Lease. Thereafter, Landlord shall calculate the prevailing market rate of the Premises, which calculation shall reflect the market rate that would be payable per annum for a term commencing on the first day of the Renewal Term. Landlord shall deliver such calculation to Tenant within thirty (30) days after Landlord receives Tenant's initial non-binding written notice. Within five (5) days after Landlord advises Tenant of its determination of the prevailing market rate, Landlord and Tenant shall negotiate in good faith to reach agreement on the prevailing market rate.

                  If Landlord and Tenant are unable to reach agreement on the prevailing market rate within twenty-one (21) days after the date negotiations commenced, then within seven (7) days thereafter Landlord and Tenant shall each simultaneously submit to the other in writing its good faith estimate of the prevailing market rate, which estimate shall be a reduction to writing of its final determination of the prevailing market rate in the preceding negotiations and not a new position. If the process of reducing the parties positions to writing does not result in an agreement, the parties shall select, as an arbitrator, a mutually acceptable independent MAI appraiser or broker with experience in real estate activities, including at least five (5) years experience in appraising or leasing office space in the north Michigan Avenue area (a "Qualified Appraiser"). If the parties cannot agree on a Qualified Appraiser, then within ten (10) days thereafter the two appointed Qualified Appraisers shall select a third Qualified Appraiser and the third Qualified Appraiser shall be the arbitrator and shall determine the prevailing market rate. If one party shall fail to make such appointment within said second seven (7) day period, then the Qualified Appraiser chosen by the other party shall be the sole arbitrator. As soon as practicable after his selection but in any case within twenty-one (21) days, the arbitrator shall select one of the two estimates of prevailing market rate submitted by Landlord and Tenant, which shall be the one that is closer to the prevailing market rate. The decision of the arbitrator as to the prevailing market rate shall be submitted in writing to, and be final and binding on, Landlord and Tenant. If the arbitrator believes that expert advice would materially assist him, he may retain one or more qualified persons, including but not limited to, legal counsel, brokers, architects or engineers, to provide such expert advice. The party whose estimate is not chosen by the arbitrator shall pay the costs of the arbitrator and any experts retained by the arbitrator. Any fees of any counsel or expert engaged directly by Landlord or Tenant shall, at option, give Landlord final binding written notice of intent to exercise its option to extend no later than ten
                  (10) months prior to the expiration of the initial term.

         3. Tenant's right to exercise its option to extend this Lease and to extend this Lease pursuant to this Rider 3, is subject to the following conditions: (i) that on the date that Tenant delivers its initial non-binding written notice of its election to exercise its option to extend, Tenant is not in default under any of the term, covenants or conditions of the Lease (after the expiration of any applicable notice and cure periods) (ii) that on the date that Tenant delivers its final binding written notice of its election to exercise its option to extend, Tenant is not in default under any of the terms, covenants, or conditions of the Lease without regard to any notice or cure periods, and (iii) that on the date that Tenant's extension option commences, Tenant is not in default under any of the terms, covenants or conditions of the Lease, after the expiration of any applicable notice or cure periods.

         4. If Tenant fails to give its initial non-binding written notice of intent or its final binding written notice of intent to exercise its option to extend when due as provided herein, Tenant will be deemed to have waived the option to extend provided by this Rider 3 for all purposes.

                        RIDER 7 - RIGHT OF FIRST REFUSAL



         Tenant Shall have and is hereby granted of first refusal ion any portion of the _________ rentable square feet currently vacant on the thirteenth floor of the Building (collectively, the "ROFR Space"), which shall be exercised in accordance with the procedures set forth below.

         1. Each and every time after June1, 2002, Landlord proposes to lease RPFR Space or any portion thereof to a third party, Landlord shall give written notice thereof to Tenant (the "Landlord's ROFR Notice") identifying that portion of the ROFR Space that is to be leased (the "Subject's ROFR Space") along with a copy of the proposed lease terms (except that Landlord may eliminate references to the name and address of the proposed tenant). Within ten (10) business days after receipt of Landlord's ROFR Notice, Tenant shall deliver to Landlord binding written notice of intent to lease the Subject ROFR Space. If Tenant fails to deliver its binding notice within such 10-day period, Tenant shall be deemed to have refused to exercise its right of first refusal. After Tenant refuses of is deemed to have refused to exercise its rights under this Rider 7, Tenant shall have no further rights to the Subject ROFR Space and such lease expires or is otherwise terminated during the Term of the Lease, then Landlord shall not enter into a new lease for the Subject ROFR Space without first offering such space to Tenant pursuant to this provision.

                  If Tenant exercises its right of first refusal with respect to the Subject ROFR Space within the time period allowed, such space shall be added to the Premises for the lesser of the term set forth in the Landlord's ROFR Notice or the remaining Term of the Lease (including the Renewal Term, if any) on all the terms, covenants and conditions specified in the Landlord's ROFR Notice. Tenant's obligations to pay Base Rent and Additional Rent with respect to such ROFR Space shall begin on the date such ROFR Space is added to the Premises. Any ROFR Space added to the Premises pursuant to this Rider 7 shall become a part of the Premises for all purposes of this Lease, and any references in this Lease to the term "Premises" shall be deemed to refer to and included such portion of the ROFR Space, except as expressly provided otherwise in this Lease.

         2. Tenant's right to exercise its right of first refusal with respect to the Subject ROFR Space pursuant to this Rider 7 is subject to the following condition: that in the date that Tenant delivers its binding written notice of its election to exercise it right of first refusal, Tenant is not in default under any of the terms, covenants or conditions for the Lease without regard to notice or cure periods. Promptly after Tenant's exercise of its right of first refusal pursuant to this Rider 7, Landlord shall prepare an amendment to the Lease to reflect changes in the size of the Premises, Base Rent, Tenant's Proportionate Share and any other appropriate terms and provision of the Lease, due to the addition of the Subject ROFR Space. Tenant shall execute and return such an amendment to the Lease within thirty (30) days after its submission to Tenant. Landlord and Tenant shall negotiate in good faith during the thirty (30) days after submission of the draft amendment to Tenant to reach agreement on any issue raised concerning the amendment.

                          RIDER 8 - TERMINATION OPTION

         Notwithstanding anything contained herein to the contrary but provided that the Option Conditions (defined below) are satisfied, Tenant shall have the option to terminate this Lease in its entirety (the "Termination Option"), effective as of May 31, 2009 (the "Early Termination Date"), by delivering to Landlord its binding written notice of intent to terminate this Lease (the "Termination Notice") no less than twelve (12) months prior to the Early Termination Date.

If Tenant delivers its Termination Notice in accordance with the terms and conditions of this Rider 8, then, as of the Early Termination Date, this Lease shall be null and void and of no further force and effect, except that Tenant shall be and remain liable for the payment to Landlord of all Rent and other sums and the performance of all obligation then due or accrued. In the event that Tenant fail to vacate the Premises completely and surrender possession thereof to Landlord in accordance with Artile16 of the Lease on or prior to the Early Termination Date. Tenant shall be and remain liable for the performance and keeping of all the covenants, agreements and obligations under the Lease to be performed, paid and kept. Alternatively, at Landlord's option, any such failure shall be treated as a holding over by Tenant, and Landlord shall be entitled to all of its remedies therefore pursuant to Article 17 or 22 of this Lease.

         Tenant shall have the right to exercise the Termination Option only if the following condition (the "Option Conditions") are fully satisfied:

         1. Concurrent with the delivery of the Termination Notice, Tenant shall pay to Landlord a fee equal to what the principal balance remaining due in the Early Termination Date would have been if the Expense Amount been loaned to Tenant on June 1, 2002 at an interest rate equal to ten percent (10%) per annum, and had such loaned amount been repaid in monthly installments of principal and interest in an amount that would completely amortize such loaned amount on a straight line basis over ten
                  (10) years. The "Expense Amount" shall mean the sum of (i) the Allowance, (ii) the Additional Improvement Allowance, (iii) $57,727.20, and (iv) any brokerage commissions incurred by Landlord in connection with the Third Amendment to Lease.

         2. At the time Tenant delivers it Termination Notice there shall be on uncured defaults by Tenant under the Lease (after the expiration of any applicable notice and cure periods). If a default shall occur at any time after delivery of the Termination Notice and prior to the Early Termination Date, such default shall be cured prior to the earlier to occur of
                  (i) the Early Termination Date and (ii) the end of any applicable cure period for such default.

         If, upon delivery of a Termination Notice, Tenant shall fail to fully and completely comply with all of the Option Conditions prior to the Early Termination Date, Landlord may declare any Termination Notice null and void, and this Lease shall continue in full force and effects as if Tenant had not exercised the Termination Option and Tenant shall forfeit all right and options under this Rider 8.